EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 16, 2011, with respect to the consolidated financial statements, financial statement schedule and internal control over financial reporting included in the Annual Report of Audiovox Corporation and subsidiaries on Form 10-K for the year ended February 28, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Audiovox Corporation on Forms S-8 (File No. 333-162569, effective October 19, 2009, File No. 333-138000, effective October 13, 2006; File No. 333-131911, effective February 17, 2006; File No. 333-36762, effective May 11, 2000 and File No. 333-82073, effective July 1, 1999).

GRANT THORNTON LLP

Melville, New York
May 16, 2011